Lumos to Highlight New LUM-201 Data and Analysis Presented
at ENDO 2023 in Virtual KOL Webinar

Webinar to Review Data Demonstrating
Potential Drug Effect and Durable Response

Webinar to be held Today June 21, 2023 at 11:00 AM Eastern Time

AUSTIN, TX, June 21, 2023 – Lumos Pharma, Inc. (NASDAQ:LUMO), a biopharmaceutical company advancing an oral therapeutic candidate for idiopathic Pediatric Growth Hormone Deficiency (iPGHD) through Phase 2 clinical trials, is hosting today a virtual Key Opinion Leader (KOL) Webinar where Drs. Fernando Cassorla and Michael Tansey will highlight the encouraging new data and analysis on oral LUM-201 for idiopathic PGHD from the Phase 2 PK/PD OraGrowtH212 and dose-finding OraGrowtH210 Trials presented at the Endocrine Society (ENDO) Annual Meeting, held in Chicago, Illinois, June 15-18, 2023.

The event will feature presentations by KOLs in the field of pediatric endocrinology, Fernando Cassorla, MD, Chief of Pediatric Endocrinology, University of Chile, and Michael Tansey, MD, Clinical Professor of Pediatrics-Endocrinology and Diabetes, University of Iowa, Carver College of Medicine, who will review interim data from our Phase 2 OraGrowtH210 and OraGrowtH212 Trials presented at ENDO. Drs. Cassorla and Tansey will be available to answer questions following their formal presentations. To register for the virtual KOL Event, please click through the link HERE.

Drs. Cassorla and Tansey gave two oral presentations in the Update on Growth Disorders session at the 2023 ENDO Meeting. Presentation slides will be available from the Events and Presentations section of the Lumos website.

Dose Responsiveness of LUM-201 as Measured by Acute GH Response and IGF-1 and Annualized Height Velocity (AHV) Measured at 6 Months in the Interim Analysis of the OraGrowtH212 Study in Idiopathic Pediatric Growth Hormone Deficiency (iPGHD) (Fernando Cassorla, MD, Chief of Pediatric Endocrinology, University of Chile)
•New data from OraGrowtH212 trial shows durable response after 12 months of LUM-201 administration
•Clear evidence of potential drug effect observed in consistent improvement in average height velocity over baseline
•Treatment with LUM-201 increased serum IGF-1 concentration and SDS values, which remained within normal range while contributing to meaningful increases in height velocity
•Data support physiologic mechanism of action of LUM-201

Growth Response of Oral LUM-201 in OraGrowtH210 and OraGrowtH212 Trials in Idiopathic Pediatric Growth Hormone Deficiency (iPGHD): Combined Analysis Interim Analysis Data (Michael Tansey, MD, Clinical Professor of Pediatrics-Endocrinology and Diabetes, University of Iowa)
•Dr. Tansey presented new analysis of combined interim data from two Phase 2 trials at the 1.6 mg/kg/day and 3.2 mg/kg/day doses, including 15 subjects from the OraGrowtH212 Trial and 20 subjects from the OraGrowtH210 Trial
•Results of the analysis of the additional OraGrowtH212 subjects combined with OraGrowtH210 subjects continue to demonstrate that there is a durable response to LUM-201 from 6 to 12 months
•Pre-treatment baseline AHV data, which was not captured for all of the subjects in our database, was available for 31 of the 35 subjects and showed that LUM-201 at both the 1.6 mg/kg/day and 3.2 mg/kg/day produced clinically meaningful increase in AHV from baseline
•No treatment related Serious Adverse Events (SAEs), no discontinuation due to AEs, and no meaningful safety signals observed
KOL Biographies

Fernando Cassorla, M.D. is currently Chief of Pediatric Endocrinology at the Institute of Maternal and Child Research of the University of Chile, a position he has held since 1993. Previously, beginning in 1979 Dr. Cassorla served as Senior Investigator at the Developmental Endocrinology Branch of the National Institute of Child Health and Human Development, rising to the position of Clinical Director of this Institute in 1990. He has authored numerous chapters in pediatric endocrinology, authored or co-authored over 200 original articles in peer reviewed journals, and has presented over 300 abstracts at scientific meetings. Dr. Cassorla received his MD from the University of Chile. He is Board Certified in both Pediatrics and Pediatric Endocrinology, having completed his pediatric residency at the Albany Medical Center in New York and his fellowship in Pediatric Endocrinology at the Children´s Hospital of Philadelphia. Dr. Cassorla has received several international awards for his work and was elected to the Chilean Academy of Medicine for a lifetime position in 2003.

Michael Tansey, M.D. is currently Clinical Professor, Department of Pediatrics, Division of Pediatric Endocrinology and Diabetes, University of Iowa, Iowa City, Iowa, a position he has held since 2012, having first served as Clinical Assistant Professor there 2001-2006, then as Clinical Associate Professor 2006-2012. Dr. Tansey also currently serves as Clinical Director for Division of Pediatric Endocrinology and Diabetes, Department of Pediatrics, University of Iowa. He has been a co-investigator for one of the 5 clinical centers for the NIH funded Diabetes Research in Children Network “DirecNet” group since 2001 and has co-authored numerous peer-reviewed scientific publications on brain function and growth in children with Type 1 diabetes. Dr. Tansey received his MD from Loyola Stritch School of Medicine, Maywood, Illinois, and completed his residency in pediatrics and his fellowship in pediatric endocrinology at the University of Iowa Children’s Hospital and University of Iowa Hospitals and Clinics, respectively. He has received several awards including the Riesz Award, University of Iowa, and the Mary Tyler Moore and S. Robert Levine, MD, Excellence in Clinical Research Award.

About Pediatric Growth Hormone Deficiency and LUM-201

Pediatric Growth Hormone (GH) Deficiency is the consequence of inadequate secretion of growth hormone from the pituitary gland in children resulting in low GH in the body, insufficient production of downstream signaling molecules required for growth, and the subsequent lack of growth. LUM-201, also known as ibutamoren, is an orally administered investigational small molecule that promotes the secretion of GH from the pituitary gland and represents an opportunity for moderate idiopathic PGHD patients – the majority of the total PGHD population1 – to avoid the daily or weekly injections involved with current or forthcoming therapies. LUM-201 has been observed to increase the amplitude of endogenous pulsatile GH secretion, which mimics the natural pattern of GH secretion.

1 Blum et al JES 2021

About Lumos Pharma

Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule, currently being evaluated in several Phase 2 clinical trials for the treatment of idiopathic Pediatric Growth Hormone Deficiency (iPGHD): the dose-finding OraGrowtH210 Trial; the PK/PD mechanistic OraGrowtH212 Trial; and a switch trial, the OraGrowtH213 Trial. If approved by the FDA, LUM-201 would provide an orally administered alternative to recombinant growth hormone injections that PGHD subjects otherwise endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit https://lumos-pharma.com/.

###
Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-792-5454
ir@lumos-pharma.com